Exhibit 99.1

United Security Bancshares - Earnings Restatement

FRESNO, CA, November 14, 2003 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bank http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today that on November 14, 2003, the Company filed a Form 12b-25 with the Securities and Exchange Commission notifying of a delay in the filing of the Company’s 10Q for the period ended September 30, 2003. In addition, the Company will restate financial information for the year ended December 31, 2002 and will file an amended Form 10-K. The adjustments are the result of a change in accounting treatment for certain Investment CD’s the Company carries as assets on its books.

The changes will result in a decrease in net income for 2002 and an increase in income for 2003. However, these adjustments will have no permanent affect on income or shareholders equity. The net cumulative adjustment decreases net income by $342,000 through 9/30/03. This difference will continue to dissipate over the remaining life of the CDs. Once all CDs have matured, the adjustment reaches zero. Generally, the affect of the adjustments reduces income and equity in 2002 and increases income and equity thereafter until the certificates mature. Tax rate changes, tax law changes or selling the CD’s prior to maturity could result in other differences, but none of these events is anticipated.

In May of 2002, USB entered into a Funds Agreement with a broker which provided that USB would agree to issue FDIC insured certificates of deposit and would invest in one similar reinvestment CD for every $594,000 (6) certificates issued. From May 2002 through December 2002, USB purchased approximately 100 of these reinvestment CDs. The broker’s business model is based on a rate differential between the accrual rate utilized by the purchaser of the reinvestment CD (USB) and the issuing bank. Each depository institution recorded the certificates at present value utilizing different discount rates with the future value to be equal at maturity.

Following an examination by the Federal Reserve Bank of San Francisco (“Fed”), the examiners contended that USB was accounting for these transactions incorrectly. The Fed considered the rate differential to be a cost associated with obtaining deposits to be recognized as interest expense. In an effort to determine the proper accounting treatment, USB submitted the matter to the Securities and Exchange Commission (“SEC”) in July 2003. After three conference calls and the submission of additional details as requested by the SEC, the SEC ruled in favor of accounting for the CDs in accordance with the methods proposed by the FED.

In summary, the 2002 restatement resulted in changes to USB’s financial statements for the year ended December 31, 2002 as follows; Investment CDs were reduced by $775,000 from $10,224,000 to $9,449,000 with a corresponding decrease in Net Interest Income from $17,975,000 to $17,200,000. Income tax expense was decreased by approximately $238,000 to reflect the tax effect of the lower net interest income and Income. Tax Reserves were increased by the same amount. The change to Net Income was $538,000 for year 2002. This amount was subtracted from Shareholders Equity reducing it from $41,099,000 to $40,651,000.

The change in accounting treatment increases net income for the period ended September 30, 2003. The net result is to increase year-to-date net income by $196,000. The net impact to Shareholders’ Equity from the 2002 restatement and 2003 adjustments were a decrease of Shareholders’ Equity of $342,000.

Year to date (dollars in 000's)             12/31/02      9/30/03    Net Change
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Net income as reported                          7,371        6,309
Income adjustment                               (538)          196       (342)
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Restated net income                             6,833        6,505
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Income adjusted as a % of restated income       -7.3%         3.1%
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Weighted average shares outstanding           5,401,000    5,443,000
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EPS as reported                                  1.36         1.16

Restated EPS                                     1.26         1.20
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Decrease in EPS                                 -0.10         0.04       -0.06